Exhibit 10.05

SCANA CORPORATION
DIRECTOR COMPENSATION AND DEFERRAL PLAN
(including amendments through November 30, 2014)

SCANA CORPORATION
DIRECTOR COMPENSATION AND DEFERRAL PLAN
TABLE OF CONTENTS
Page
SECTION 1.  ESTABLISHMENT AND PURPOSE    1

1.2	ESTABLISHMENT OF THE PLAN 1

1.2	PURPOSE OF THE PLAN 1
SECTION 2.  DEFINITIONS    2

2.1	DEFINITIONS 2

2.2	GENDER AND NUMBER 4
SECTION 3.  ELIGIBILITY AND PARTICIPATION    5

3.1	ELIGIBILITY 5

3.2	ELECTION OF COMPENSATION PAYMENT 5

3.3	PAYMENT OF COMPANY STOCK 5

3.4	STOCK 5

3.5	ISSUANCE OF COMPANY STOCK 6

3.6	EFFECT OF STOCK DIVIDENDS AND OTHER CHANGES IN CAPITAL STRUCTURE 6
SECTION 4.  ELECTION TO DEFER    7

4.1	DEFERRAL ELECTION 7

4.2	DEFERRAL PERIOD 8

4.3	ELECTION TO DEFER A PREVIOUSLY DEFERRED AMOUNT OR CHANGE THE MANNER
OF PAYMENT    8

4.4	ELECTION TO CHANGE THE DEFERRAL PERIOD AND/OR FORM OF PAYMENT FOR
POST-2004 DCD LEDGERS    9
SECTION 5.  CREDITING AND INVESTMENT OF DEFERRALS    10

5.1	DCD LEDGER 10

5.2	ADJUSTMENT OF AMOUNTS CREDITED TO GROWTH INCREMENT LEDGER 10

5.3	ADJUSTMENT OF AMOUNTS CREDITED TO COMPANY STOCK LEDGER 10

5.4	DEEMED INVESTMENTS NOT ACTUAL INVESTMENTS 10

5.5	CHARGES AGAINST DCD LEDGER 10
SECTION 6.  PAYMENT OF DEFERRED AMOUNTS    11

6.1	PAYMENT OF DEFERRED AMOUNTS 11

6.2	MANNER OF PAYMENT 11

6.3	FORM OF PAYMENT 11

6.4	ACCELERATION OF PAYMENTS 12

6.5	FINANCIAL EMERGENCY 13

6.6	COMPLIANCE WITH DOMESTIC RELATIONS ORDER 14
SECTION 7.  BENEFICIARY DESIGNATION    15

7.1	DESIGNATION OF BENEFICIARY 15

7.2	DEATH OF BENEFICIARY 15

7.3	INEFFECTIVE DESIGNATION 15

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SECTION 8.  CHANGE IN CONTROL PROVISIONS    16

8.1	SUCCESSORS 16

8.2	AMENDMENT AND TERMINATION AFTER CHANGE IN CONTROL 16
SECTION 9.  GENERAL PROVISIONS    17

9.1	CONTRACTUAL OBLIGATION 17

9.2	UNSECURED INTEREST 17

9.3	“RABBI” TRUST 17

9.4	NONALIENATION OF BENEFITS 17

9.5	SEVERABILITY 18

9.6	NO INDIVIDUAL LIABILITY 18

9.7	APPLICABLE LAW 18
SECTION 10.  PLAN ADMINISTRATION, AMENDMENT AND TERMINATION    19

10.1	IN GENERAL 19

10.2	CLAIMS PROCEDURE 19

10.3	FINALITY OF DETERMINATION 19

10.4	DELEGATION OF AUTHORITY 19

10.5	EXPENSES 19

10.6	TAX WITHHOLDING 19

10.7	INCOMPETENCY 19

10.8	ACTION BY COMPANY 20

10.9	NOTICE OF ADDRESS 20

10.10	AMENDMENT AND TERMINATION 20

10.11	PLAN TO COMPLY WITH CODE SECTION 409A 20
SECTION 11. EXECUTION    21

ii

SCANA CORPORATION
DIRECTOR COMPENSATION AND DEFERRAL PLAN
SECTION 1. ESTABLISHMENT AND PURPOSE

1.1
Establishment of the Plan. SCANA Corporation (the “Company”) established the SCANA Corporation Nonemployee Director Stock Plan, effective as of January 1, 1997. Effective as of January 1, 2001, the plan was renamed the “SCANA Corporation Director Compensation and Deferral Plan” (hereinafter called the “Plan”) and amended and restated to include a deferred compensation component. Effective as of January 1, 2009, the Plan was amended and restated to comply with the requirements of Code Section 409A. Effective as of December 31, 2009, the Plan was again amended and restated to reflect further modifications to comply with Code Section 409A as well as to implement certain design changes. Effective as of April 21, 2011, the Plan was again amended and restated. The Plan was most recently amended and restated as provided herein, effective as of November 30, 2014.

1.2
Purpose of the Plan. The purpose of the Plan is to promote the achievement of long-term objectives of the Company by linking the personal interests of Nonemployee Directors, as defined in Section 2(r) herein, to those of the Company’s shareholders and to attract and retain Nonemployee Directors of outstanding competence by mandating that a certain portion as may be determined from time to time of the Retainer Fee of each Participant as defined in Section 2(u) herein, be paid in Company Stock, unless such amount is voluntarily deferred to a future date in accordance with the Plan’s terms or pursuant to the SCANA Corporation Executive Deferred Compensation Plan (“EDCP”). The Plan is intended to conform to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any replacement rule in effect from time to time (“Rule 16b-3”). The Plan also provides a means by which Nonemployee Directors may defer certain additional amounts to some future period.

SECTION 2. DEFINITIONS

2.1
Definitions. Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized:

(a)    “Act” means the Securities Exchange Act of 1934, as amended.
(b)    “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Act.
(c)    “Beneficiary” means any person or entity who, upon the Participant’s death, is entitled to receive the Participant’s benefits under the Plan in accordance with Section 7 hereof.
(d)    “Board of Directors” means the board of directors of the Company.
(e)    “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act, whether or not the Company is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:
(i)    Any Person (as defined in Section 3(a)(9) of the Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)) is or becomes the Beneficial Owner, directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of the outstanding shares of capital stock of the Company;
(ii)    During any period of two (2) consecutive years (not including any period prior to the execution of this Plan) there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or
(iii)     The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting shares of capital stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of capital stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting shares of capital stock of the Company or such surviving entity outstanding immediately after such merger or consolidation; or the shareholders of the Company approve a plan of complete liquidation of the

Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.
(g)    “Company” means SCANA Corporation, a South Carolina corporation, or any successor thereto.
(h)    “Company Stock” means the no par value common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 3.6), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.
(i)    “Company Stock Ledger” means an appropriate bookkeeping record established in the DCD Ledger for which amounts credited are converted into hypothetical credited shares of Company Stock.
(j)    “Compensation” means Retainer Fees payable to a Participant during a Service Period by the Company.

(k)    “DCD Ledger” means an appropriate bookkeeping record which shall be established for each Participant which shall reflect: (1) the amounts deferred on behalf of each Participant; and (2) the crediting of deemed investments (and hypothetical earnings on those deemed investments) with respect to amounts deferred on behalf of each Participant. Each DCD Ledger shall separately reflect the pre-2005 and post-2004 deferrals and hypothetical earnings thereon, and the portion of the post-2004 deferrals and hypothetical earnings thereon payable at a date certain and the portion payable when the Participant separates from service from the Board of Directors (referred to herein as a Participant’s “pre-2005 DCD Ledger” and “post-2004 DCD Ledger”). A Participant’s pre-2005 DCD Ledger shall reflect amounts deferred hereunder before January 1, 2005 (and the earnings credited thereon before, on or after January 1, 2005) for which (i) the Participant had a legally binding right as of December 31, 2004, to be paid the amount, and (ii) such right to the amount was earned and vested as of December 31, 2004 and was credited to the Participant’s DCD Ledger hereunder. Pre-2005 DCD Ledgers are treated as “grandfathered” for the purposes of Code Section 409A, and are governed by the terms of the Plan in effect as of October 3, 2004.

(l)    “Director” means an individual who is a member of the Board of Directors.
(m)    “EDCP” means the SCANA Corporation Executive Deferred Compensation Plan.
(n)    “Fair Market Value” of Company Stock shall mean:
(i)    in the case of any distribution, the closing price for shares of Company Stock on the New York Stock Exchange on the date of distribution; and
(ii)    in the case of any other transaction hereunder designed to track the investment or reinvestment of Company Stock, the closing price for shares of Company Stock on the New York Stock Exchange on the measuring date.

(o)    “Growth Increment” means the amount of interest credited to amounts credited to a Participant’s Growth Increment Ledger.
(p)    “Growth Increment Ledger” means an appropriate bookkeeping record established in the DCD Ledger for which amounts are credited with Growth Increments.
(q)    “Investor Plan” means the SCANA Investor Plus Plan.
(r)    “Nonemployee Director” means a Director who is not currently employed by the Company or any subsidiary of the Company (without regard to whether such individual was previously employed by the Company).
(s)    “Participant” means a Nonemployee Director satisfying the eligibility requirements of Section 3.
(t)    “Plan” means the SCANA Corporation Director Compensation and Deferral Plan.
(u)    “Retainer Fees” means the amount of compensation payable to each Participant with respect to services rendered to the Company as a Director for the Service Period. Such term includes annual leadership retainer fees payable to the Lead Director, Audit Committee Chair, Compensation Committee Chair, Nominating and Governance Committee Chair, Nuclear Oversight Committee Chair or any other retainer fee as determined by the Company or its delegate from time to time.
(v)    “Rule 16b-3” means Rule 16b-3 of the Act, as amended, or any replacement rule in effect from time to time.
(w)    “Service Period” means a calendar year.

2.2
Gender and Number    . Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.

SECTION 3. ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. All Nonemployee Directors shall automatically be eligible to participate in this Plan.

3.2	Election of Compensation Payment.
(a)    Unless otherwise deferred in accordance with Section 4 or under the EDCP, each Participant’s Retainer Fee amounts shall be paid to the Participant on a quarterly basis and such payment shall be made in shares of Company Stock or cash, as determined by the Company or its delegate. The portion of the Retainer Fee payment that is made in shares of Company Stock is referred to as the “Stock Retainer Fee” and the portion of the Retainer Fee payment that is made in cash is referred to as the “Cash Retainer Fee.” Notwithstanding anything to the contrary in this Plan, if a Participant elects to defer all or a portion of his Retainer Fee under the EDCP and in accordance with the terms of the EDCP, the Company or its delegate shall designate a portion of the Retainer Fee as the “Stock Retainer Fee” and a portion of the Retainer Fee as the “Cash Retainer Fee,” but no actual payment of shares of Company Stock shall be paid to such Participant and the terms of the EDCP will apply with respect to such deferred amounts.

(b)    With respect to all payments in Company Stock under this Section 3.2, and subject to Section 3.3, each Participant shall be entitled to a number of shares of Company Stock equal to the smallest number of whole shares of Company Stock which, when multiplied by Fair Market Value would equal no less than the equivalent amount of Compensation otherwise payable to the Participant. Any remaining amounts owed shall be deposited into an account in the Participant’s name in the Investor Plan.

3.3
Payment of Company Stock.     In connection with amounts to be paid during a Service Period under Section 3.2 which are paid in the form of Company Stock, each Participant may elect to have the shares of Company Stock to be issued to him pursuant to the Plan during the Service Period registered in his name. In such case, all shares of Company Stock to be paid shall be issued as promptly as practicable after the amounts are otherwise payable. If a Participant does not make such an election, all shares issued pursuant to the Plan during the Service Period will be deposited into an account in his name in the Investor Plan. All cash dividends paid on shares deposited in the Investor Plan will be reinvested in additional shares of Company Stock unless the Participant notifies the Investor Plan in accordance with the terms thereof that he does not want to reinvest such dividends. During the last quarter of each calendar year in which there is a change in the prospectus for the Investor Plan, all Participants who have not been provided previously with a copy of such changed prospectus shall be provided with a copy of the then-current prospectus. In addition, each Participant who is not yet a participant in the Investor Plan shall be given an Investor Plan prospectus shortly before he becomes an Investor Plan participant.

3.4
Stock.      Company Stock issued pursuant to the Plan may be either original issue or stock purchased on the open market. The maximum number of shares that may be issued pursuant to the Plan is four hundred thousand (400,000) shares, subject to adjustment as provided in

Section 3.6. In the event of a change in the capital structure of the Company (as provided in Section 3.6), the shares resulting from such change shall be deemed to be Company Stock within the meaning of the Plan. The aggregate number of shares of Company Stock reserved for issuance pursuant to the Plan shall be reduced by the issuance of shares under the Plan.

3.5	Issuance of Company Stock. Notwithstanding anything in this Plan to the contrary:

(a)    The Company shall not be required to issue or deliver any certificate for shares of Company Stock to a Participant before (i) such shares have been admitted to listing on the New York Stock Exchange, (ii) the Company has received any required registration or other qualification of such shares under any state or federal law or regulation that the Company’s counsel shall determine is necessary or advisable and (iii) the Company is satisfied that all applicable legal requirements have been complied with. The Company may place on a certificate representing Company Stock any legend deemed necessary by the Company’s counsel to comply with federal or state securities laws. Until the Participant has been issued a certificate for the shares of Company Stock acquired, the Participant shall possess no shareholder rights with respect to the shares.

(b)    If at any time there may not be sufficient shares available under the Plan to permit the awards of Company Stock, the awards shall be reduced pro rata (to zero, if necessary) so as not to exceed the number of shares then available for issuance under the Plan.

3.6
Effect of Stock Dividends and Other Changes in Capital Structure. Appropriate adjustments shall be made automatically to the number and kind of shares to be issued under the Plan, as well as to any deferred amounts credited to a Participant’s Company Stock Ledger and any other relevant provisions of the Plan, if there are any changes in the Company Stock by reason of a stock dividend, stock split, combination of shares, spin-off, reclassification, recapitalization, merger, consolidation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options, or warrants for the purchase of common stock or preferred stock of the Company). If the adjustment would produce fractional shares, the fractional shares shall be eliminated by rounding to the nearest whole share. Any adjustments shall be made in a manner consistent with Rule 16b-3. Any such adjustments shall neither enhance nor diminish the rights of a Participant and the Company shall pay all costs of administering the Plan, including all commissions with respect to open market purchases.

SECTION 4. ELECTION TO DEFER

4.1
Deferral Election. Subject to the conditions set forth in this Plan, and such procedures established by the Company, a Participant may elect to defer amounts of Compensation under this Plan, which amounts are not otherwise deferred by such Participant under the EDCP, as follows:

(a)
At a time decided by the Company before the beginning of each Service Period, a Participant irrevocably may elect, by written notice to the Company’s Secretary (or his designee), to defer a portion of his Compensation earned for such Service Period. In the case of a Participant elected to the Board of Directors during the Service Period, the Participant may elect, within 30 days of his election to the Board of Directors, to defer a portion of his Compensation for services to be performed subsequent to his election. Such election shall specify whether:

(i)	the Participant elects to defer all or a portion of his Stock Retainer Fee and acknowledges that all such deferrals shall be credited to the Company Stock Ledger on his behalf; and

(ii)
the Participant elects to defer all or a portion of his Cash Retainer Fee and designates what portions of all such deferrals shall be credited on his behalf to either the Growth Increment Ledger or the Company Stock Ledger;

provided, however, that once any portion of a Participant’s Compensation is deferred and credited to the Company Stock Ledger as provided herein, that portion of Compensation may not subsequently be credited to the Growth Increment Ledger, and once any portion of a Participant’s Compensation is deferred and credited to the Growth Increment Ledger as provided herein, that portion of Compensation may not subsequently be credited to the Company Stock Ledger.

(b)
The deferral election specified in Section 4.1(a) above shall be applied to the Participant’s Compensation for each Service Period (or the portion of the Service Period, as applicable) to which the deferral election applies. Any deferral election shall remain in effect for future Service Periods unless affirmatively changed in writing by the Participant and received by the Corporate Secretary by the time established for such purpose prior to the beginning of the Service Period for which the change is effective.

(c)
If a Participant makes a deferral election under Section 4.1(a) whereby amounts are credited to the Company Stock Ledger on his behalf, dividends attributable to shares of Company Stock credited to his Company Stock Ledger shall be automatically deferred and deemed reinvested pursuant to Section 5.3.

4.2	Deferral Period. With respect to deferrals under this Plan made in accordance with Section 4.1, each Participant must elect a deferral period for each annual deferral. Subject to the additional deferral provisions of Section 4.3 and the acceleration provisions of Section 6.4, any post-2004 deferral may be until the earlier of (i) the Participant’s separation from service from the Board of Directors for any reason or (ii) a date certain, subject to any limitations that the Company (or its delegate) in its discretion may choose to apply at the time of the deferral election. All post-2004 deferrals to a date certain must be to the same date certain. In the absence of an election to the contrary by the Participant for amounts deferred hereunder for any deferral period, such deferrals shall be paid in a lump sum payment as soon as practicable after the Participant’s separation from service from the Board of Directors for any reason.

4.3	Election to Defer a Previously Deferred Amount or Change the Manner of Payment.

(a)
Subject to the acceleration provisions of Section 6.4 and the Board of Directors approval requirement of Section 4.3(b) with respect to pre-2005 deferrals, a Participant may elect an additional deferral period of at least sixty (60) months with respect to any previously deferred amount credited to the post-2004 DCD Ledger that is payable at a date certain, and an additional deferral period of at least twelve (12) months for each separate deferral credited to the pre-2005 DCD Ledger. With respect to amounts deferred until separation from service from the Board of Directors, Participants may also elect a new manner of payment permitted under Section 6.2 with respect to any previously deferred amounts, provided that in the case of amounts credited to post-2004 DCD Ledgers that are payable on separation from service from the Board of Directors, payments are delayed for sixty (60) months from the date payments would otherwise have commenced absent the election. Any such election must be made by written notice to the Company (or its delegate) at least twelve (12) months before the expiration of the deferral period for any previously deferred amount with respect to which an additional deferral election is made (the “Modification Period”).

(b)
A new deferral period election or a new form of payment election made pursuant to Subsection 4.3(a) above with respect to pre-2005 DCD Ledgers shall not be automatically binding upon the Company by the mere fact of the election request(s) having been made. The Board of Directors (or its delegate) shall review each such election submitted and determine whether or not it is in the best interest of the Company to accept the elections as submitted. Such Board of Directors (or delegate) review will be made on a case-by-case basis and all determinations shall be made by the Board of Directors (or its delegate) in its sole and complete discretion after consideration of such factors as it deems relevant, including broad economic and policy implications to the Company of approving any request. The Board of Directors, or its delegate, shall notify each Participant in writing within the first sixty (60) days of the Modification Period as to whether the deferral period election or manner of payment election with respect to pre-2005 DCD Ledgers are accepted by the Company as submitted, and if not, the terms upon which such election(s) would be accepted; in the latter instance, the Participant shall, no later than on the seventy-fifth (75th) day of the Modification Period, inform the Board of Directors (or its delegate) in writing of his acceptance or rejection of the terms proffered by the

Company (or its delegate). All determinations made by the Board of Directors or its delegate shall be final and binding on all parties.

4.4	Election to Change the Deferral Period and/or Form of Payment for Post-2004 DCD Ledgers.
Notwithstanding Section 4.3(a), a Participant may elect at any time prior to January 1, 2009 to change the deferral period (accelerate or defer) and/or method of payment with respect to any post-2004 DCD Ledger that is not scheduled for payment in 2008 by making written notice to the Board of Directors (or its delegates), provided such change does not cause any amounts to be paid in 2008 or cause any amounts otherwise payable in 2008 to be deferred to a later year. Any new deferral period and/or method of payment shall be subject to the requirements of Section 6.

SECTION 5. CREDITING AND INVESTMENT OF DEFERRALS

5.1
DCD Ledger. The Company shall establish for each Participant a DCD Ledger which shall reflect the amounts deferred on behalf of each Participant. In the sole discretion of the Company, one or more appropriate bookkeeping records shall be established in the DCD Ledger to reflect the deemed investments (and hypothetical earnings) made by each Participant in accordance with this Section 5 which shall include, but not be limited to, the Company Stock Ledger and the Growth Increment Ledger. Each DCD Ledger shall separately reflect the pre-2005 and post-2004 deferrals and hypothetical earnings thereon, and the portion of the post-2004 deferrals and hypothetical earnings thereon payable at a date certain and the portion payable when the Participant separates from service from the Board of Directors.

5.2
Adjustment of Amounts Credited to Growth Increment Ledger. All deferrals credited to each Participant’s Growth Increment Ledger will be credited with Growth Increments based on the prime interest rate charged from time to time by the Wachovia Bank, N.A. The Company will have the authority to change the interest rate that may be applied to the Growth Increment Ledger. The Participant’s Growth Increment Ledger shall be credited on the first day of each calendar quarter, with a Growth Increment computed on the average balance in the Participant’s Growth Increment Ledger during the preceding calendar quarter. The Growth Increment shall be equal to the amount in said Growth Increment Ledger multiplied by the average interest rate selected by the Company during the preceding calendar quarter times a fraction the numerator of which is the number of days during such quarter and the denominator of which is three hundred sixty five (365). Growth Increments will continue to be credited until all of a Participant’s benefits have been paid out of the Plan.

5.3
Adjustment of Amounts Credited to Company Stock Ledger. All deferrals credited to each Participant’s Company Stock Ledger will be converted into hypothetical credited shares of Company Stock based on the Fair Market Value of the Company Stock on the date the deferrals would otherwise have been paid to the Participant. The value of each Participant’s Company Stock Ledger shall be adjusted from time to time to reflect increases and decreases in shares of Company Stock as well as any stock or cash dividends, stock splits, or other changes in the capital structure of the Company (as provided in Section 3.6), that may from time to time be declared. All dividends attributable to hypothetical shares of Company Stock credited to each Participant’s Company Stock Ledger shall be converted to additional credited shares of Company Stock as though reinvested as of the next business day after the dividend is paid.

5.4
Deemed Investments Not Actual Investments. Nothing in this Plan shall be construed to require the investment of any deferrals in shares of Company Stock or any other investment or give a Participant any rights whatsoever with respect to any shares of Company Stock or with respect to any other investment.

5.5	Charges Against DCD Ledger. There shall be charged against each Participant’s DCD Ledger any payments made to the Participant or to his Beneficiary in accordance with Section 6 hereof.

SECTION 6. PAYMENT OF DEFERRED AMOUNTS

6.1
Payment of Deferred Amounts. The aggregate amounts payable under Section 6.2 as charges against the Participant’s amount credited in the DCD Ledger shall be paid commencing with the conclusion of the deferral period selected by the Participant pursuant to Section 4.2, Section 4.3, or Section 4.4 hereof. The payments shall be made in the manner selected by the Participant under Section 6.2 of this Plan.

6.2
Manner of Payment. Amounts credited to post-2004 DCD Ledgers that are scheduled to be paid at a “date certain” payment shall be made only in the form of a single sum payment as soon as practicable after the date certain. With respect to amounts credited to pre-2005 DCD Ledgers, and amounts credited to post-2004 DCD Ledgers that are scheduled to be paid on separation from service from the Board of Directors, Participants must irrevocably elect (subject to permitted changes under Section 4.3 and the acceleration provisions of Section 6.4) to have payment made in accordance with one of the following distribution forms:

(i)	a single sum payment;

(ii)
a designated number of installments payable monthly, quarterly or annually, as elected (and in the absence of an election, annually), payable over a specified period not in excess of twenty (20) years; or

(iii)
in the case of a post-2004 DCD Ledger, payments in the form of annual installments with the first installment being a single sum payment of ten percent (10%) of the post-2004 DCD Ledger determined immediately prior to the date such payment is made with the balance of the post-2004 DCD Ledger paid in annual installments determined in accordance with Section 6.3 over a total specified period not in excess of twenty (20) years, which shall be paid or commence to be paid as soon as practicable after the conclusion of the deferral period elected pursuant to Section 4.2 or Section 4.3. Any such election shall be made at the same time as the election made pursuant Section 4.1. Unless otherwise specifically elected, payments of all deferred amounts will be made in a single sum payment made as soon as practicable after the conclusion of the deferral period elected pursuant to Section 4.2 or Section 4.3. If a Participant elects an installment form of payment but fails to specify between the installment form under Section 6.2(ii) or the installment form under Section 6.2(iii), the Participant’s benefit will be paid in the installment form under Section 6.2(ii).

6.3	Form of Payment. Amounts credited to a Participant’s Growth Increment Ledger and Company Stock Ledger shall be paid as follows:

(a)
Amounts credited to the Participant’s Growth Increment Ledger shall be paid in cash. If a Participant’s benefit hereunder is to be paid in installments, the amount of each payment shall be equal to the amount credited to the Participant’s Growth Increment

Ledger at the time of payment multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining.

(b)
Amounts credited to the Participant’s Company Stock Ledger shall be paid in shares of Company Stock with any amount representing a partial share of Company Stock deposited into an account in the Participant’s name in the Investor Plan. A payment of an amount credited to the Participant’s Company Stock Ledger shall be converted into actual shares of Company Stock as soon as practicable prior to each payment being made to the Participant. If a Participant’s benefit hereunder is to be paid in installments, the amount of each payment shall be equal to the number of shares of Company Stock then credited to the Participant’s Company Stock Ledger multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining. Any amounts attributable to a partial share of Company Stock as of any installment payment date shall be deposited into an account in the Participant’s name in the Investor Plan with each installment.

6.4	Acceleration of Payments. Notwithstanding the election made pursuant to Section 4.2, Section 4.3, or Section 4.4,

(a)	payments shall be paid, or begin to be paid, as soon as practicable following the Participant’s separation from service from the Board of Directors for any reason except as otherwise provided herein;

(b)
if a Participant dies prior to the payment of all or a portion of the amounts credited to his DCD Ledger, the balance of any amount payable shall be paid in a cash lump sum to the Beneficiaries designated under Section 7 hereof;

(c)
if a Participant ceases to be a Nonemployee Director but thereafter becomes an employee of the Company (or any of its subsidiaries or affiliates), all pre-2005 DCD Ledgers shall be paid as soon as practicable after such individual becomes an employee of the Company (or any of its subsidiaries or affiliates) in a single sum payment and all post-2004 DCD Ledgers shall be paid as soon as practicable after such individual has incurred a separation from service as a Nonemployee Director (as determined in accordance with Code Section 409A);

(d)
if a Participant’s post-2004 DCD Ledger balance is less than one hundred thousand dollars ($100,000) (five thousand dollars ($5,000) for pre-2005 DCD Ledgers) at the time for payment specified, such amount shall be paid in a single sum payment; and

(e)	if applicable, the provisions of Section 8 shall apply.
Notwithstanding Section 6.4(a), in the case of any post-2004 DCD Ledgers that are payable on separation from service from the Board of Directors and that are subject to an additional deferral period of sixty (60) months under Section 4.3(a) as a result of the modification of the manner of payment, no payment attributable to any post-2004 DCD Ledgers shall be accelerated under Section 6.4(a) to a date earlier than the expiration of the sixty (60) month period.

6.5
Financial Emergency. The Company (or its delegate), at its sole discretion, may alter the timing or manner of payment of deferred amounts if the Participant establishes, to the satisfaction of the Company (or its delegate), an unanticipated and severe financial hardship that is caused by an event beyond the Participant’s control. In such event, the Company (or its delegate) may:

(a)	provide that all, or a portion of, the amount previously deferred by the Participant immediately shall be paid in a lump sum cash payment,

(b)	provide that all, or a portion of, the installments payable over a period of time immediately shall be paid in a lump sum cash payment, or

(c)	provide for such other installment payment schedules as it deems appropriate under the circumstances, as long as the amount distributed shall not be in excess of that amount which is necessary for the Participant to satisfy the financial emergency. For pre-2005 DCD Ledgers, severe financial hardship will be deemed to have occurred in the event of the Participant’s or a dependent’s sudden, lengthy and serious illness as to which considerable medical expenses are not covered by insurance or relative to which there results a significant loss of family income, or other unanticipated events of similar magnitude. For post-2004 DCD Ledgers, severe financial hardship will be deemed to have occurred from a sudden or unexpected illness or accident of the Participant or the Participant’s spouse, Beneficiary or dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. Examples of events that may constitute an unforeseeable emergency for post-2004 DCD Ledgers include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of the Participant’s spouse, Beneficiary or dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)). The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan. Examples of circumstances that are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home. The Company’s decision (or that of its delegate) in passing on the severe financial hardship of the Participant and the manner in which, if at all, the payment of deferred amounts shall be altered or modified shall be final, conclusive, and not subject to appeal. The Company shall consider any requests for payment under this Section 6.5 in accordance with the standards of interpretation described in Code Section 409A and the regulations and other guidance thereunder.

6.6
Compliance with Domestic Relations Order. Notwithstanding anything to the contrary in this Plan, a distribution shall be made from the Participant’s DCD Ledgers to an individual other than the Participant to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)).

SECTION 7. BENEFICIARY DESIGNATION
7.1    Designation of Beneficiary. A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be in writing and signed by the Participant. The designation shall be effective only if and when delivered to the Company during the lifetime of the Participant. The Participant also may change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Company. The payment of amounts shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed and delivered to the Company. All Beneficiary designations shall be addressed to the Company’s Secretary and delivered to his office.
7.2    Death of Beneficiary.

(a)
In the event that all of the Beneficiaries named pursuant to Section 7.1 predecease the Participant, the amounts that otherwise would have been paid to said Beneficiaries shall, where the designation fails to redirect to alternate Beneficiaries in such circumstance, be paid to the Participant’s estate as the alternate Beneficiary.

(b)
In the event that two or more Beneficiaries are named, and one or more but less than all of such Beneficiaries predecease the Participant, each surviving Beneficiary shall receive any proportion or amount of funds designated or indicated for him per the designation under Section 7.1, and the indicated share of each predeceased Beneficiary which the designation fails to redirect to an alternate Beneficiary in such circumstance shall be paid to the Participant’s estate as an alternate Beneficiary.

7.3    Ineffective Designation.

(a)
In the event the Participant does not designate a Beneficiary, or if for any reason such designation is entirely ineffective, the amounts that otherwise would have been paid to the Beneficiary shall be paid to the Participant’s estate as the alternate Beneficiary.

(b)
In the circumstance that designations are effective in part and ineffective in part, to the extent that a designation is effective, distribution shall be made so as to carry out as closely as discernable the intent of the Participant, with the result that only to the extent that a designation is ineffective shall distribution instead be made to the Participant’s estate as an alternate Beneficiary.

SECTION 8. CHANGE IN CONTROL PROVISIONS

8.1
Successors. Notwithstanding anything in this Plan to the contrary, upon the occurrence of a Change in Control, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, subject to the remaining provisions of this Section 8.1. Participants shall become entitled to benefits hereunder in accordance with the terms of this Plan, based on amounts credited to each Participant’s DCD Ledger as of the date of such Change in Control plus accumulated Growth Increments attributable thereto (adjusted to reflect any change from the most recent Growth Increment calculation to the end of the month prior to the month such amounts are distributed to each Participant). In such case, any successor to the Company shall not be required to provide for additional deferral of benefits beyond the date of such Change in Control except as required under Code Section 409A.

8.2
Amendment and Termination After Change in Control. Notwithstanding the foregoing, and subject to this Section 8, no amendment, modification or termination of the Plan may be made, and no Participants may be added to the Plan, upon or following a Change in Control if it would have the effect of reducing any benefits earned (including optional forms of distribution) prior to such Change in Control without the written consent of all of the Plan’s Participants covered by the Plan at such time. In all events, however, the Company reserves the right to amend, modify or delete the provisions of Section 8 at any time prior to a Change in Control, pursuant to a Board of Directors resolution adopted by a vote of two-thirds (2/3) of the Board of Directors members then serving on the Board of Directors.

SECTION 9. GENERAL PROVISIONS

9.1
Contractual Obligation. It is intended that the Company is under a contractual obligation to make payments from a Participant’s DCD Ledger when due. Payment of amounts credited to a Participant’s DCD Ledger shall be made out of the general funds of the Company as determined by the Board of Directors without any restriction of the assets of the Company relative to the payment of such contractual obligations; the Plan is, and shall operate as, an unfunded plan.

9.2
Unsecured Interest. No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

9.3
“Rabbi” Trust. In connection with this Plan, the Company shall establish a grantor trust (known as the “SCANA Corporation Director Compensation Trust” and referred to herein as the “Trust”) for the purpose of accumulating funds to satisfy the obligations incurred by the Company under this Plan (and such other plans and arrangements as determined from time to time by the Company). At any time prior to a Change in Control, as that term is defined in such Trust, the Company may transfer assets to the Trust to satisfy all or part of the obligations incurred by the Company under this Plan, as determined in the sole discretion of the Board of Directors, subject to the return of such assets to the Company at such time as determined in accordance with the terms of such Trust. Any assets of such Trust shall remain at all times subject to the claims of creditors of the Company in the event of the Company’s insolvency; and no asset or other funding medium used to pay benefits accrued under the Plan shall result in the Plan being considered as other than “unfunded” under ERISA. Notwithstanding the establishment of the Trust, the right of any Participant to receive future payments under the Plan shall remain an unsecured claim against the general assets of the Company.

9.4    Nonalienation of Benefits.

(a)
Subject to Section 6.6, no right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void; nor shall any such disposition be compelled by operation of law.

(b)	No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under the Plan.

(c)
If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder (other than as permitted in Section 6.6), then such right or benefit shall, in the discretion of the Board of Directors, cease, and the Board of Directors shall direct in such event that the Company hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary in such manner and in such proportion as the Board of Directors may deem proper.

9.5
Severability. If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

9.6
No Individual Liability. It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Company or any representative appointed hereunder by the Company, under or by reason of any of the terms or conditions of the Plan.

9.7
Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of South Carolina except to the extent governed by applicable Federal law (including the requirements of Code Section 409A). The terms of this Plan are also subject to all present and future rulings of the Securities and Exchange Commission with respect to Rule 16b-3. If any provision of the Plan would cause the Plan to fail to meet the requirements of Rule 16b-3, then that provision of the Plan shall be void and of no effect.

SECTION 10. PLAN ADMINISTRATION, AMENDMENT AND TERMINATION

10.1
In General. This Plan shall be administered by the Company, which shall have the sole authority to construe and interpret the terms and provisions of the Plan and determine the amount, manner and time of payment of any benefits hereunder. The Company shall not exercise any discretion with respect to the administration of this Plan, except as may be permitted by Rule 16b-3. The Company shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Company may adopt such rules as it deems necessary, desirable or appropriate in administering this Plan.

10.2
Claims Procedure. Any person dissatisfied with the Company’s determination of a claim for benefits hereunder must file a written request for reconsideration with the Company (or its delegate). This request must include a written explanation setting forth the specific reasons for such reconsideration. The Company shall review its determination promptly and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant. Such claimant shall be given a reasonable time within which to comment, in writing, to the Company with respect to such explanation. The Company shall review its determination promptly and render a written decision with respect to the claim. Such decision upon matters within the scope of the authority of the Company shall be conclusive, binding, and final upon all claimants under this Plan.

10.3
Finality of Determination. The determination of the Company as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

10.4
Delegation of Authority. The Company may, in its discretion, delegate its duties to a committee of the Board of Directors or an officer or other employee of the Company, or to a committee composed of officers or employees of the Company.

10.5	Expenses. The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Company.

10.6	Tax Withholding. The Company shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

10.7
Incompetency. Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Company receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee under the South Carolina Code of Laws, or other person legally vested with the care of his estate has been appointed. In the event that the Company finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expense for the care of such person otherwise entitled to payment.
In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Company. Any payment made under the provisions of this Section 10.7 shall be a complete discharge of liability therefor under the Plan.

10.8
Action by Company. Any action required or permitted to be taken hereunder by the Company or its Board of Directors shall be taken by the Board of Directors, or by any person or persons authorized by the Board of Directors.

10.9
Notice of Address. Any payment made to a Participant or to his Beneficiary at the last known post office address of the distributee on file with the Company, shall constitute a complete acquittance and discharge to the Company and any director or officer with respect thereto, unless the Company shall have received prior written notice of any change in the condition or status of the distributee. Neither the Company nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of the Participant or his Beneficiary.

10.10
Amendment and Termination. The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company reserves the right to amend, modify, or terminate the Plan at any time by action of its Board of Directors, subject to Section 8.2 and the requirements of Code Section 409A with respect to post-DCD Ledgers, (including, but not limited to, as may be necessary to ensure compliance with Rule 16b-3); provided, however, that any such action shall not diminish retroactively any amounts which have been credited to any Participant’s DCD Ledger. If the Board of Directors amends the Plan to cease future deferrals hereunder or terminates the Plan, the Board of Directors may, in its sole discretion, direct that the value of each Participant’s DCD Ledger be paid to each Participant (or Beneficiary, if applicable) in an immediate lump sum payment. In the absence of any such direction from the Board of Directors, the Plan shall continue as a “frozen” plan under which no future deferrals will be recognized (however, Growth Increments and dividends attributable to hypothetical shares of Company Stock credited to each Participant’s Company Stock Ledger shall continue to be recognized) and each Participant’s benefits shall be paid in accordance with the otherwise applicable terms of the Plan.

10.11
Plan to Comply with Code Section 409A. Notwithstanding any provision to the contrary in this Plan, each provision of this Plan shall be interpreted to permit Director deferrals and the payment of deferred amounts in accordance with Code Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.

SECTION 11. EXECUTION
IN WITNESS WHEREOF, the Company has caused this SCANA Corporation Director Compensation and Deferral Plan to be executed by its duly authorized officer to be effective on the 30th day of November, 2014.
SCANA Corporation
By: /s/Marty K. Phalen
Title: Senior Vice President - SCANA Admin.
ATTEST:
/s/Gina Champion
Secretary